Free Writing Prospectus (To the prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated June 18, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 August 2, 2012

Zions Direct Auctions - Results 8/2/12 11:35 AM

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ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

This is a bid by Coupon auction. Please refer to the Offering Documents for more information.

Notice: The auction has been extended until 8/2/2012 1:30:08 PM EDT.

Auction Status:	CLOSED
Auction Start:	7/24/2012 1:30 PM EDT
Auction End:	8/2/2012 1:30 PM EDT
Last Update:	8/2/2012 1:34:40 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	3.500
Maturity Date:	9/15/2015

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.500%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#23034	40	2.750%	100.000000	7/24/2012 6:55:03 PM	40 units	$ 40,000.00
#31674	8	2.750%	100.000000	7/27/2012 6:36:25 PM	8 units	$ 8,000.00
#31684	5	2.750%	100.000000	7/30/2012 3:27:25 PM	5 units	$ 5,000.00
#31686	50	2.750%	100.000000	7/30/2012 5:58:13 PM	50 units	$ 50,000.00
#18363	10	2.750%	100.000000	7/31/2012 10:13:24 AM	10 units	$ 10,000.00
#31689	3	2.750%	100.000000	7/31/2012 12:50:44 PM	3 units	$ 3,000.00
#31690	5	2.750%	100.000000	7/31/2012 12:51:43 PM	5 units	$ 5,000.00
#23723	100	2.750%	100.000000	7/31/2012 1:53:05 PM	100 units	$ 100,000.00
#31696	15	2.750%	100.000000	7/31/2012 3:24:53 PM	15 units	$ 15,000.00
#31697	30	2.750%	100.000000	7/31/2012 4:40:15 PM	30 units	$ 30,000.00
#27821	1	2.750%	100.000000	8/1/2012 4:33:56 AM	1 unit	$ 1,000.00
#30884	10	2.750%	100.000000	8/1/2012 9:53:41 AM	10 units	$ 10,000.00
#17912	1	2.750%	100.000000	8/1/2012 11:33:02 AM	1 unit	$ 1,000.00
#31701	50	2.750%	100.000000	8/1/2012 12:29:18 PM	50 units	$ 50,000.00
#31702	10	2.750%	100.000000	8/1/2012 12:30:07 PM	10 units	$ 10,000.00
#31703	30	2.750%	100.000000	8/1/2012 3:34:35 PM	30 units	$ 30,000.00
#31704	5	2.750%	100.000000	8/1/2012 5:29:21 PM	5 units	$ 5,000.00

https://www.auctions.zionsdirect.com/auction/6449/results Page 1 of 3

Zions Direct Auctions—Results 8/2/12 11:35 AM https://www.auctions.zionsdirect.com/auction/6449/results Page 2 of 3 #31704 5 2.750% 100.000000 8/1/2012 5:29:21 PM 5 units $ 5,000.00 #23034 40 2.950% 100.000000 7/24/2012 6:55:03 PM 40 units $ 40,000.00 #27100 6 2.950% 100.000000 7/25/2012 5:51:17 PM 6 units $ 6,000.00 #24406 5 3.000% 100.000000 7/26/2012 1:18:13 PM 5 units $ 5,000.00 #26452 6 3.000% 100.000000 7/26/2012 2:54:11 PM 6 units $ 6,000.00 #31691 15 3.000% 100.000000 7/31/2012 1:07:39 PM 15 units $ 15,000.00 #23723 50 3.000% 100.000000 7/31/2012 1:53:05 PM 50 units $ 50,000.00 #31432 50 3.000% 100.000000 7/31/2012 3:07:43 PM 50 units $ 50,000.00 #31698 100 3.000% 100.000000 7/31/2012 6:52:19 PM 100 units $ 100,000.00 #31705 5 3.000% 100.000000 8/1/2012 5:30:20 PM 5 units $ 5,000.00 #31706 10 3.000% 100.000000 8/1/2012 5:30:59 PM 10 units $ 10,000.00 #31707 25 3.000% 100.000000 8/1/2012 5:31:38 PM 25 units $ 25,000.00 #31708 20 3.000% 100.000000 8/1/2012 5:32:36 PM 20 units $ 20,000.00 #31709 30 3.000% 100.000000 8/1/2012 5:35:03 PM 30 units $ 30,000.00 #31710 10 3.000% 100.000000 8/1/2012 5:36:30 PM 10 units $ 10,000.00 #31711 20 3.000% 100.000000 8/1/2012 5:37:12 PM 20 units $ 20,000.00 #31712 20 3.000% 100.000000 8/1/2012 5:37:52 PM 20 units $ 20,000.00 #31713 10 3.000% 100.000000 8/1/2012 5:42:35 PM 10 units $ 10,000.00 #31715 10 3.000% 100.000000 8/1/2012 6:40:58 PM 10 units $ 10,000.00 #31716 30 3.000% 100.000000 8/1/2012 6:41:32 PM 30 units $ 30,000.00 #31718 15 3.000% 100.000000 8/2/2012 10:36:33 AM 15 units $ 15,000.00 #31720 15 3.000% 100.000000 8/2/2012 12:31:17 PM 15 units $ 15,000.00 #15637 5 3.000% 100.000000 8/2/2012 12:56:14 PM 5 units $ 5,000.00 #31570 20 3.000% 100.000000 8/2/2012 1:28:08 PM 20 units $ 20,000.00 #23034 40 3.150% 100.000000 7/24/2012 6:55:03 PM 40 units $ 40,000.00 #19072 15 3.150% 100.000000 8/1/2012 1:21:03 PM 15 units $ 15,000.00 #29819 5 3.200% 100.000000 7/26/2012 1:14:49 PM 5 units $ 5,000.00 #29186 3 3.250% 100.000000 7/27/2012 3:42:42 PM 3 units $ 3,000.00 #31638 80 3.250% 100.000000 7/27/2012 6:37:23 PM 80 units $ 80,000.00 #31675 50 3.250% 100.000000 7/27/2012 6:42:26 PM 50 units $ 50,000.00 #24205 25 3.250% 100.000000 7/30/2012 2:22:03 PM 25 units $ 25,000.00 #24441 15 3.250% 100.000000 7/31/2012 11:31:42 AM 15 units $ 15,000.00 #11488 3 3.250% 100.000000 7/31/2012 6:38:24 PM 3 units $ 3,000.00 #24582 10 3.250% 100.000000 8/1/2012 11:29:10 AM 10 units $ 10,000.00

Zions Direct Auctions—Results 8/2/12 11:35 AM https://www.auctions.zionsdirect.com/auction/6449/results Page 3 of 3 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Page 1 of 4 #24582 10 3.250% 100.000000 8/1/2012 11:29:10 AM 10 units $ 10,000.00 Auction Totals: 15,000 units $ 15,000,000.00 Our Affiliates: Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Direct Auctions - Results 8/2/12 11:35 AM

ABOUT | PRODUCTS & SERVICES | AUCTIONS | BOND STORE | TRADING | UNIVERSITY | THINK | CUSTOMER SERVICE

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OPEN ACCOUNT | LOGIN

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AUCTIONS DIRECTORY ▼ | ISSUERS | AUCTIONS UNIVERSITY | DEMOS

HOME :: AUCTION #6449

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

This is a bid by Coupon auction. Please refer to the Offering Documents for more information.

Notice: The auction has been extended until 8/2/2012 1:30:08 PM EDT.

Auction Status:	CLOSED
Auction Start:	7/24/2012 1:30 PM EDT
Auction End:	8/2/2012 1:30 PM EDT
Last Update:	8/2/2012 1:35:13 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	3.500
Maturity Date:	9/15/2015

Offering Documents

▶ **Auction Details**

Bids

Final Market-Clearing Yield*: 3.500%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#19073	15	3.250%	100.000000	8/1/2012 12:11:54 PM	15 units	$ 15,000.00
#31661	1	3.250%	100.000000	8/1/2012 9:57:13 PM	1 unit	$ 1,000.00
#23034	40	3.300%	100.000000	7/24/2012 6:55:03 PM	40 units	$ 40,000.00
#27733	125	3.300%	100.000000	7/31/2012 10:35:03 AM	125 units	$ 125,000.00
#21363	10	3.300%	100.000000	8/1/2012 6:08:54 PM	10 units	$ 10,000.00
#30353	50	3.350%	100.000000	8/2/2012 1:08:11 PM	50 units	$ 50,000.00
#5918	10	3.350%	100.000000	8/2/2012 1:25:15 PM	10 units	$ 10,000.00
#29773	5,000	3.350%	100.000000	8/2/2012 1:27:14 PM	5,000 units	$ 5,000,000.00
#29773	1,500	3.350%	100.000000	8/2/2012 1:27:54 PM	1,500 units	$ 1,500,000.00
#26452	1	3.400%	100.000000	7/27/2012 12:21:01 AM	1 unit	$ 1,000.00
#31639	100	3.400%	100.000000	7/27/2012 11:41:33 AM	100 units	$ 100,000.00
#31639	100	3.400%	100.000000	7/27/2012 12:23:15 PM	100 units	$ 100,000.00
#22964	10	3.400%	100.000000	7/31/2012 4:47:26 PM	10 units	$ 10,000.00
#31636	25	3.400%	100.000000	8/2/2012 12:33:44 PM	25 units	$ 25,000.00
#29772	1,000	3.400%	100.000000	8/2/2012 1:02:41 PM	1,000 units	$ 1,000,000.00
#30353	50	3.400%	100.000000	8/2/2012 1:08:11 PM	50 units	$ 50,000.00
#21606	300	3.400%	100.000000	8/2/2012 1:10:35 PM	300 units	$ 300,000.00

https://www.auctions.zionsdirect.com/auction/6449/results?sort=ytw&sort_direction=asc&page=2 Page 1 of 3

Zions Direct Auctions—Results 8/2/12 11:35 AM https://www.auctions.zionsdirect.com/auction/6449/results?sort=ytw&sort_direction=asc&page=2 Page 2 of 3 #21606 300 3.400% 100.000000 8/2/2012 1:10:35 PM 300 units $ 300,000.00 #19279 30 3.400% 100.000000 8/2/2012 1:26:01 PM 30 units $ 30,000.00 #28214 500 3.400% 100.000000 8/2/2012 1:26:38 PM 500 units $ 500,000.00 #23034 40 3.450% 100.000000 7/24/2012 6:55:03 PM 40 units $ 40,000.00 #13199 25 3.450% 100.000000 7/26/2012 12:26:27 PM 25 units $ 25,000.00 #16089 10 3.450% 100.000000 7/31/2012 3:25:47 PM 10 units $ 10,000.00 #30353 50 3.450% 100.000000 8/2/2012 1:08:11 PM 50 units $ 50,000.00 #31621 85 3.450% 100.000000 8/2/2012 1:15:05 PM 85 units $ 85,000.00 #31622 85 3.450% 100.000000 8/2/2012 1:17:20 PM 85 units $ 85,000.00 #31623 350 3.450% 100.000000 8/2/2012 1:18:35 PM 350 units $ 350,000.00 #31624 17 3.450% 100.000000 8/2/2012 1:19:54 PM 17 units $ 17,000.00 #31626 100 3.450% 100.000000 8/2/2012 1:21:18 PM 100 units $ 100,000.00 #31627 150 3.450% 100.000000 8/2/2012 1:23:16 PM 150 units $ 150,000.00 #31641 500 3.450% 100.000000 8/2/2012 1:24:06 PM 500 units $ 500,000.00 #29848 2,000 3.450% 100.000000 8/2/2012 1:24:41 PM 2,000 units $ 2,000,000.00 #21599 100 3.450% 100.000000 8/2/2012 1:25:46 PM 100 units $ 100,000.00 #31640 100 3.450% 100.000000 8/2/2012 1:26:16 PM 100 units $ 100,000.00 #31625 500 3.450% 100.000000 8/2/2012 1:26:29 PM 500 units $ 500,000.00 #31418 30 3.450% 100.000000 8/2/2012 1:26:51 PM 30 units $ 30,000.00 #24582 5 3.450% 100.000000 8/2/2012 1:27:37 PM 5 units $ 5,000.00 #29017 5 3.500% 100.000000 7/28/2012 3:07:18 PM 5 units $ 5,000.00 #24302 8 3.500% 100.000000 7/30/2012 11:05:08 PM 8 units $ 8,000.00 #13193 100 3.500% 100.000000 7/31/2012 9:40:57 AM 100 units $ 100,000.00 #15071 20 3.500% 100.000000 7/31/2012 1:20:16 PM 20 units $ 20,000.00 #23462 10 3.500% 100.000000 7/31/2012 1:37:58 PM 10 units $ 10,000.00 #16089 15 3.500% 100.000000 7/31/2012 3:25:47 PM 15 units $ 15,000.00 #29772 1,000 3.500% 100.000000 8/1/2012 11:29:50 AM 692 units $ 692,000.00 #31637 40 3.500% 100.000000 8/1/2012 4:52:59 PM Rejected: Timestamp #22580 1 3.500% 100.000000 8/2/2012 7:17:51 AM Rejected: Timestamp #30353 100 3.500% 100.000000 8/2/2012 1:08:11 PM Rejected: Timestamp #30379 50 3.500% 100.000000 8/2/2012 1:16:34 PM Rejected: Timestamp #19279 30 3.500% 100.000000 8/2/2012 1:19:37 PM Rejected: Timestamp #18373 25 3.500% 100.000000 8/2/2012 1:23:15 PM Rejected: Timestamp #24136 50 3.500% 100.000000 8/2/2012 1:24:20 PM Rejected: Timestamp

Zions Direct Auctions—Results 8/2/12 11:35 AM https://www.auctions.zionsdirect.com/auction/6449/results?sort=ytw&sort_direction=asc&page=2 Page 3 of 3 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Page 2 of 4 #24136 50 3.500% 100.000000 8/2/2012 1:24:20 PM Rejected: Timestamp Auction Totals: 15,000 units $ 15,000,000.00 Our Affiliates: Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.